Exhibit 99

From:    Brian Manthey (news media)
414-221-4444
brian.manthey@we-energies.com

Colleen F. Henderson, CFA (analysts)
414-221-2592
colleen.henderson@wisconsinenergy.com

October 29, 2014

Wisconsin Energy posts 2014 third quarter and nine month results

MILWAUKEE - Wisconsin Energy (NYSE: WEC) today reported net income of $126.3 million or 56 cents a share for the third quarter of 2014. This compares with net income of $137.5 million or 60 cents a share for the third quarter of 2013.

Costs related to the acquisition of Integrys Energy reduced earnings by one cent per share in this year’s third quarter. Excluding the effect of this item, adjusted earnings in the third quarter of 2014 were 57 cents per share.

Third quarter 2014 revenues totaled $1.03 billion. Revenues were $1.05 billion in the same quarter last year.

For the first nine months of 2014, the company recorded net income of $466.9 million or $2.05 a share - up from $433.1 million or $1.88 a share in the corresponding period a year ago. Costs related to the acquisition of Integrys Energy reduced year to date earnings by three cents per share.

“Despite a very cool summer -- with the high temperature in Milwaukee never reaching 90 degrees -- we delivered solid results,” said Gale Klappa, chairman and chief executive. “Our focus on financial discipline and industry leading reliability continued to serve us well,” Klappa added. “We also saw signs of a slightly stronger economy across the region as Wisconsin’s unemployment rate dipped to 5.5 percent.”

Residential use of electricity dropped by 7.9 percent from last year’s third quarter. Consumption of electricity by small commercial and industrial customers was down by 1.4 percent. Electricity use by large commercial and industrial customers - excluding the iron ore mines in Michigan's Upper Peninsula - was 0.1 percent higher.

On a weather-normal basis, retail consumption of electricity rose by 1.8 percent.

At the end of September 2014, the company was serving approximately 4,400 more electric customers and nearly 6,700 more natural gas customers than a year ago.

Earnings per share listed in this news release are on a fully diluted basis.

Conference call
A conference call is scheduled for 1 p.m. Central time on Oct. 29, 2014. The presentation will review 2014 third quarter earnings and will discuss the company's outlook for the future.

All interested parties, including stockholders, news media and the general public, are invited to listen to the presentation. The conference call may be accessed by dialing
866-439-9410 up to 15 minutes before the call begins. International callers may dial
706-643-5658.The conference ID is 16970782. Access also may be gained through the company's website (wisconsinenergy.com). Select 'Third Quarter Earnings Release and Conference Call' and then select 'Go to webcast.' In conjunction with this earnings announcement, Wisconsin Energy will post on its website a package of detailed financial information on its third quarter and nine month performance. The materials will be available at 6:30 a.m. Central time on Oct. 29, 2014.

Replay
A replay will be available on the website and by phone after the presentation. Access to the webcast replay will be available on the website by 5:00 p.m. Central time on Oct. 29, 2014. Access to a phone replay also will be available after the presentation and remain accessible through Nov. 12, 2014. Domestic callers should dial 855-859-2056. International callers should dial 404-537-3406. The replay conference ID is 16970782.

Non-GAAP Earnings Measures
Adjusted earnings (non-GAAP earnings), which generally exclude nonoperational items that are not associated with the company’s ongoing operations, are provided as a complement to, and should not be considered as an alternative to, reported earnings presented in accordance with GAAP. The excluded items are not indicative of the company’s operating performance. Therefore, we believe that the presentation of adjusted earnings is relevant and useful to investors to understand Wisconsin Energy’s operating performance. Management uses such measures internally to evaluate the company’s performance and manage its operations.

Wisconsin Energy Corporation (NYSE: WEC), based in Milwaukee, is one of the nation’s premier energy companies, serving more than 1.1 million electric customers in Wisconsin and Michigan’s Upper Peninsula and 1.1 million natural gas customers in Wisconsin.  The company’s principal utility is We Energies.  The company's other major subsidiary, We Power, designs, builds and owns electric generating plants.

Wisconsin Energy (wisconsinenergy.com), a component of the S&P 500, has nearly $15 billion of assets, 4,300 employees and approximately 40,000 stockholders of record.

Tables follow

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED INCOME STATEMENTS
(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2014	2013	2014	2013
	(Millions of Dollars, Except Per Share Amounts)

Operating Revenues	$1,033.3	$1,053.2	$3,772.0	$3,340.7

Operating Expenses
Fuel and purchased power	336.8	339.1	947.9	886.2
Cost of gas sold	70.6	61.6	788.0	446.9
Other operation and maintenance	249.4	268.1	780.8	821.6
Depreciation and amortization	103.3	96.9	305.3	289.1
Property and revenue taxes	30.6	29.5	91.5	88.4
Total Operating Expenses	790.7	795.2	2,913.5	2,532.2

Treasury Grant	3.5	—	10.1	—

Operating Income	246.1	258.0	868.6	808.5

Equity in Earnings of Transmission Affiliate	18.0	17.1	52.8	51.0
Other Income, net	2.9	5.1	12.1	15.3
Interest Expense, net	60.4	62.0	181.7	190.3

Income Before Income Taxes	206.6	218.2	751.8	684.5

Income Tax Expense	80.3	80.7	284.9	251.4

Net Income	$126.3	$137.5	$466.9	$433.1

Earnings Per Share
Basic	$0.56	$0.61	$2.07	$1.90
Diluted	$0.56	$0.60	$2.05	$1.88

Weighted Average Common Shares Outstanding (Millions)
Basic	225.5	226.8	225.6	228.0
Diluted	227.4	228.8	227.6	230.2

Dividends Per Share of Common Stock	$0.39	$0.3825	$1.17	$1.0625

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)

	September 30, 2014	December 31, 2013
	(Millions of Dollars)
Assets

Property, Plant and Equipment, Net	$11,134.9	$10,906.6

Investments
Equity investment in transmission affiliate	423.3	402.7
Other	32.6	36.1
Total Investments	455.9	438.8

Current Assets
Cash and cash equivalents	88.7	26.0
Accounts receivable, net	339.0	406.0
Accrued revenues	159.1	321.1
Materials, supplies and inventories	379.3	329.4
Current deferred tax asset, net	165.5	310.0
Prepayments and other	142.9	158.6
Total Current Assets	1,274.5	1,551.1

Deferred Charges and Other Assets
Regulatory assets	1,096.7	1,108.5
Goodwill	441.9	441.9
Other	321.0	322.5
Total Deferred Charges and Other Assets	1,859.6	1,872.9
Total Assets	$14,724.9	$14,769.4

Capitalization and Liabilities

Capitalization
Common equity	$4,398.3	$4,233.0
Preferred stock of subsidiary	30.4	30.4
Long-term debt	4,569.6	4,363.2
Total Capitalization	8,998.3	8,626.6

Current Liabilities
Long-term debt due currently	47.7	342.2
Short-term debt	475.8	537.4
Accounts payable	315.0	342.6
Accrued payroll and benefits	71.4	96.9
Other	155.7	177.3
Total Current Liabilities	1,065.6	1,496.4

Deferred Credits and Other Liabilities
Regulatory liabilities	839.0	879.1
Deferred income taxes - long-term	2,752.7	2,634.0
Deferred revenue, net	627.2	664.2
Pension and other benefit obligations	168.9	173.2
Other	273.2	295.9
Total Deferred Credits and Other Liabilities	4,661.0	4,646.4
Total Capitalization and Liabilities	$14,724.9	$14,769.4

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30
	2014	2013
	(Millions of Dollars)
Operating Activities
Net income	$466.9	$433.1
Reconciliation to cash
Depreciation and amortization	312.9	297.6
Deferred income taxes and investment tax credits, net	258.5	219.8
Working capital and other	(3.7)	99.8
Cash Provided by Operating Activities	1,034.6	1,050.3

Investing Activities
Capital expenditures	(513.0)	(497.7)
Cost of removal, net of salvage	(18.2)	(27.8)
Investment in transmission affiliate	(10.5)	(7.9)
Other, net	12.8	(11.4)
Cash Used in Investing Activities	(528.9)	(544.8)

Financing Activities
Common stock repurchased under benefit plans, net	(33.9)	(42.2)
Common stock repurchased under repurchase plan	(18.6)	(103.0)
Dividends paid on common stock	(264.0)	(242.3)
Change in debt, net	(133.6)	(146.0)
Other, net	7.1	10.9
Cash Used in Financing Activities	(443.0)	(522.6)

Change in Cash	62.7	(17.1)

Cash at Beginning of Period	26.0	35.6

Cash at End of Period	$88.7	$18.5